Exhibit 3.427

State of Delaware Secretary of State Division of Corporations Delivered 07:50 AM 04/27/2007 FILED 08:00 AM 04/27/2007 SRV 070486058 – 3682319 FILE

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INFORMATION SERVICES (TEXAS), LLC

This Certificate of Formation of Time Warner Cable Information Services (Texas), LLC (the “Company”), dated April 27, 2007, is being duly executed and filed by Riina Tohvert, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Time Warner Cable Information Services (Texas), LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801.

FOURTH. This Certificate of Formation shall be effective upon filing.

IN WITNESS THEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Riina Tohvert
Name:	Riina Tohvert
Title:	Authorized Person

Doc #:NY7:368109.1